Exhibit 5.1

Sherman & Howard L.L.C. 50 West Liberty Street, Suite 1000, Reno NV 89501 Phone: 775.323.1980
3960 Howard Hughes Parkway, Suite 500 Las Vegas, NV 89169 Phone: 702.387.6073
ShermanHoward.com

March 15, 2024

Richtech Robotics Inc.

4175 Cameron Street, Suite 1

Las Vegas, Nevada 89103

Re:	Richtech Robotics Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Richtech Robotics Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of up to 12,983,208 of its shares of Class B common stock, $0.0001 par value per share (the “Shares”). The Shares are comprised of (a) certain Shares (the “SEPA Shares”) to be sold by the Company under a Standby Equity Purchase Agreement dated February 15, 2024 (the “Purchase Agreement”) between the Company and YA II PNH, Ltd. (the “Selling Stockholder”); (b) certain Shares (the “Conversion Shares”) issuable to the Selling Stockholder upon conversion of convertible promissory notes (the “Notes”) issued to the Selling Stockholder to evidence pre-advances of up to $3,000,000 made to the Company by the Selling Stockholder; and (c) 259,350 Shares (the “Commitment Shares”) to be issued to the Selling Stockholder as a commitment fee pursuant to the Purchase Agreement. The Shares are being registered under a Form S-1 Registration Statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Purchase Agreement;

(c) a form of the Notes; and

(d) resolutions of the Company’s Board of Directors and such other matters as relevant related to the (i) approval of the Purchase Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Purchase Agreement, (ii) issuance and the registration of the Shares under the Securities Act, and (iii) such other matters as relevant.

March 15, 2024 Page 2

We have also examined such other corporate charter documents, records, certificates, and instruments as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity and competency of all natural persons executing the documents;

(b) the genuineness of all signatures on the documents;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or forms; and

(d) that the Purchase Agreement and the Notes are enforceable in accordance with respective terms thereof.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) the SEPA Shares have been duly authorized, and when issued against payment therefor as set forth in the Purchase Agreement will be validly issued, fully paid, and non-assessable;

(b) the Conversion Shares have been duly authorized, and when issued in accordance with the terms of the Notes, will be validly issued, fully paid, and non-assessable; and

(c) the Commitment Shares have been duly authorized, and when issued against payment therefor as set forth in the Purchase Agreement will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

March 15, 2024 Page 3

While certain members of this firm are admitted to practice in jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada, excluding securities laws of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.